EXHIBIT 99.1
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P R E S S   R E L E A S E
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                    INTERLINE BRANDS, INC. COMMENCES TENDER
                 OFFER AND CONSENT SOLICITATION FOR ALL OF ITS
            OUTSTANDING 11 1/2% SENIOR SUBORDINATED NOTES DUE 2011

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JACKSONVILLE,  Fla., May 23  /PRNewswire-FirstCall/  -- Interline Brands, Inc.
(NYSE: IBI) announced today that its operating subsidiary, Interline Brands, Inc., a New Jersey corporation ("Interline New Jersey"), has commenced a cash tender offer for any and all of its outstanding 11 1/2% Senior Subordinated Notes Due 2011 (CUSIP No. 458743 AB 7) (the "Notes"). In conjunction with the tender offer, Interline New Jersey is soliciting the consent of holders of a majority in aggregate principal amount of the Notes to eliminate substantially all of the covenants and certain events of default under the indenture for the Notes. The terms and conditions of the tender offer and consent solicitation are set forth in an Offer to Purchase and Consent Solicitation Statement dated May 23, 2006.

Subject to certain conditions precedent described in the Offer to Purchase and Consent Solicitation Statement, holders who validly tender Notes and deliver consents prior to 5:00 p.m., Eastern Time, on June 7, 2006, unless extended (the "Consent Date"), will be entitled to receive the Total Consideration, which includes a consent payment (the "Consent Payment") of $30.00 per $1,000 principal amount of Notes. Payment in such case will be made promptly (such payment date, the "Early Settlement Date") after Interline New Jersey determines to accept the Notes tendered prior to 5:00 p.m., Eastern Time, on the Consent Date, which acceptance date is expected to be on or about June 23, 2006 or such later date as the financing transactions described below are expected to be completed.

Holders who validly tender Notes after 5:00 p.m., Eastern Time, on the Consent Date but prior to 5:00 p.m., Eastern Time, on June 23, 2006, unless extended (the "Expiration Time"), will be entitled to receive the Tender Consideration, which is equal to the Total Consideration less the Consent Payment. Payment in such case will be made promptly after the Expiration Time. Subject to certain limited exceptions, tendered Notes may be withdrawn and related consents may be revoked only at any time prior to 5:00 p.m., Eastern Time, on the Consent Date.

The Total Consideration for each $1,000 principal amount of the Notes validly tendered pursuant to the tender offer and not validly withdrawn is equal the sum of (a) the present value on an assumed Early Settlement Date of $1,057.50 per $1,000 principal amount of the Notes, representing the amount at which Interline New Jersey optionally may redeem the Notes on May 15, 2007, plus (b) the present value on the assumed Early Settlement Date of the interest that would be payable on, or accrue from, the last interest payment date until May 15, 2007 determined on the basis of a yield to May 15, 2007 equal to the sum of (x) the bid-side yield on 4.375% U.S. Treasury Note due May 15, 2007 as calculated by the dealer managers in accordance with standard market practice, as of 2:00 p.m., Eastern Time, on the second business day following the Consent Date (such pricing date expected to be June 9, 2006, unless extended), plus (y) 50 basis points, minus (c) accrued and unpaid interest with respect to the Notes from the last interest payment date through, but not including, the applicable settlement date.

All Notes accepted for payment will (subject to the terms and conditions of the tender offer) also receive accrued and unpaid interest to, but excluding, the applicable settlement date on the tendered Notes.

The tender offer is being conducted contemporaneously with the debt financings announced today. Interline New Jersey expects to use part of the proceeds from these financing transactions to fund the consideration in the tender offer.

The tender offer is subject to the satisfaction of certain conditions, including: (i) there being validly tendered and not withdrawn not less than a majority of the aggregate principal amount of the Notes, (ii) the execution of a supplemental indenture giving effect to the proposed amendments to the indenture for the Notes described above, (iii) the successful receipt of net proceeds of the financing transactions described above sufficient to finance the tender offer on terms satisfactory to Interline New Jersey and (iv) certain other customary conditions.

Credit Suisse Securities (USA) LLC and Lehman Brothers Inc. are serving as the exclusive Dealer Managers and Solicitation Agents for the tender offer and consent solicitation. Questions regarding the terms of the tender offer or consent solicitation should be directed to Credit Suisse Securities (USA) LLC
Attn: Liability Management Group at (800) 820-1653 (toll free), or Lehman Brothers Inc. Attn: Liability Management Group at (800) 438-3242 (toll free). The Tender Agent and Information Agent is D.F. King & Co., Inc. Any questions or requests for assistance or additional copies of documents may be directed to the Information Agent toll free at (800) 290-6426 (bankers and brokers call collect at (212) 269-5550).

This news release is neither an offer to purchase nor a solicitation of an offer to sell any securities nor a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made only by reference to the Offer to Purchase and Consent Solicitation Statement dated May 23, 2006.


ABOUT INTERLINE
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Interline Brands,  Inc. is a leading national  distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides maintenance, repair and operations (MRO) products to approximately 160,000 professional contractors, facilities maintenance professionals, and specialty distributors across North America and Central America.

Safe Harbor Statement under the Private  Securities  Litigation  Reform Act of
1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. The Company has tried, whenever possible, to identify these forward-looking statements using words such as "projects," "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include the failure to close the American Sanitary acquisition and realize expected benefits from the transaction and obtaining debt financing on favorable terms, material facilities systems disruptions and shutdowns, the failure to locate, acquire and integrate acquisition candidates, the dependence on key employees and other risks described in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2005 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2006. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.


CONTACT: Tom Tossavainen

PHONE: 904-421-1441

SOURCE Interline Brands, Inc.

CONTACT: Tom Tossavainen, Interline Brands, +1-904-421-1441